EX-99.1

NATIONAL AUTOMATION SERVICES, INC.

CORPORATE COMMUNICATIONS POLICY

I.    OBJECTIVE AND SCOPE

This document describes the policies and practices for material disclosure by National Automation Services, Inc.(the "Company") and its subsidiaries. The objective of this Corporate Communications Policy is to ensure that public communications of material developments concerning the Company are:

  Timely, factual and accurate; and
  Broadly disseminated in accordance with all applicable legal and regulatory  requirements.

This Corporate Communications Policy applies to all employees and consultants of the Company, its board of directors and those individuals authorized to speak on its behalf. The policy covers both material disclosed in all documents, and statements disclosed in writing, orally and electronically, to analysts, investors and the public.

II.   DISCLOSURE COMMITTEE

The Company has established a Disclosure Committee responsible for overseeing the Company's disclosure practices. This committee consists of the Chief Executive and Financial Officer, the President of ISS, and an Independent Director, and will include other individuals as needed.  The Investor Relations Team, led by the Chief Executive Officer, will implement the disclosure process.

The Disclosure Committee will determine when developments justify public disclosure generally and, specifically, with respect to Forms 8-K, ensure the timely filing of such Forms 8-K, which must be filed within 4 business days of the "triggering event" as provided in the Form 8-K, make recommendations on Corporate Communications Policy and meet prior to the filing of the annual report on Form 10-K, the quarterly earnings release, the filing of the quarterly report on Form 10-Q and otherwise as conditions dictate.

The Disclosure Committee will review this policy annually to confirm its accuracy and make updates as necessary.

III.  MATERIAL NONPUBLIC INFORMATION

"Material" information is information that investors in our securities would consider important in making an investment decision to buy, sell or hold the Company's securities. This information includes a broad range of subjects, including our current or expected operating performance, acquisitions and strategic transactions, new products, changes in management, major developments with customers or suppliers, significant litigation, labor disputes and potentially a host of other things. Because this determination requires specialized judgment, you should contact a member of the

Disclosure Committee if you have any questions regarding the materiality of information.

Information is "nonpublic" if it has not been made generally available to investors and the public. For example, the SEC takes the position that a website posting alone is not adequate distribution to the public, although a press release clearly would be.

IV.  PRINCIPLES OF DISCLOSURE OF MATERIAL INFORMATION

It is the Company's policy to ensure timely access to material information under applicable laws and stock exchange rules:

1.

Timeliness: Material information will be publicly disclosed as soon as possible via news release through an approved news wire service, unless the Company has a legitimate business reason not to disclose at that time.

2.

Completeness: Disclosure must include any and all information the omission of which would make the rest of the disclosure misleading (that is, half truths are misleading).

3.

Consistency: Unfavorable material information must be disclosed as promptly and completely as favorable information at times deemed appropriate by the Disclosure Committee.

4.

No Selective Disclosure: Material information must be disclosed to the general public and may not be disclosed to selected individuals or groups. If previously undisclosed material information has been inadvertently disclosed to any person or select group of persons, such information must be immediately disclosed to the general public via news release.

V.   DISCLOSURE PRACTICES

It is the Company's policy to disseminate both favorable and unfavorable news on a timely basis, except where confidentiality issues require a delay or the Company has a legitimate business reason not to disclose at that time, to ensure that investors, analysts and the public have fair and timely access to all material information.

News releases relating to financial-related disclosures must be reviewed and approved by the Disclosure Committee before they are disseminated. News releases approved by the Disclosure Committee will be disseminated through an approved news wire service that provides simultaneous distribution and will be transmitted to all stock exchanges, relevant regulatory bodies, and appropriate financial or business media in geographical areas where the Company has its headquarters and operations.

News releases must not be posted on the Company's website prior to public dissemination through an approved news wire service, but should be posted on the website as soon as possible after release over the news wire. Information that could become stale will be removed from the website or placed in an archive location in a timely manner to avoid such staleness or misinterpretation.

The Disclosure Committee must approve, in advance, any disclosure of annual and interim financial results and publicly release them through a service that ensures such press release is widely circulated to news and wire services. The Company may conduct a public conference call following the release of earnings and, if it does so, will provide advance public notice and public access information for such call. Anyone may listen to the call by telephone or webcast. Any person representing the Company during a conference call should refer to a script that contains information consistent with information that has been disclosed by the Company in a press release, SEC filing or by other appropriate means and that contains the requisite cautionary language regarding forward-looking statements discussed in Section VIII below. The Company personnel involved in the conference call should confer immediately after the call to ascertain whether or not any material non-public information was inadvertently disclosed. If material non-public information was disclosed on the call, the Company must issue an amended or supplemental press release, file an amended report on Form 8-K with the SEC or provide the new information by other appropriate means. The Company will make an audio recording of the conference publicly available through its website or an outside service for one week following the call. After this time, the call will be taken down so that the information does not become stale.

VI.

AUTHORIZED REPRESENTATIVES OF THE COMPANY

The Company has designated a limited number of spokespersons responsible for communicating material information or commenting on material developments to the public. The Chief Executive and Financial Officer and Chief Financial Officer shall be the official spokespersons (collectively, "Authorized Representatives") of the Company for making material announcements and only those persons may communicate on behalf of the Company to analysts, securities market professionals, institutional investors and major stockholders of the Company. Individuals holding these offices may, from time to time, designate other individuals within the Company to speak on behalf of the Company as back-ups or to respond to specific inquiries from the investment community, including financial or business media.

Officers and employees who are not Authorized Representatives must not respond to inquiries on any material issue, unless specifically asked to do so by an Authorized Representative or the Disclosure Committee.

All inquiries from the investment community shall be referred to the Investor Relations team headed by the Chief Financial Officer. Accidental disclosure of non-public material information should be reported immediately to any member of the Disclosure Committee. It is imperative that any concern regarding the disclosure of material non-public information about the Company be addressed immediately because the law may require prompt public dissemination of the information.

VII.

SELECTIVE DISCLOSURE

Disclosure of previously undisclosed material information either in individual or group meetings with analysts, securities market professionals, institutional investors and stockholders of the Company constitutes selective disclosure. If material information is selectively disclosed inadvertently, then the Disclosure Committee must be advised immediately of the inadvertent disclosure and the procedures in this policy will be followed.

VIII.   FORWARD-LOOKING INFORMATION

If the Disclosure Committee elects to disclose projections with respect to future business or other material forward-looking information in disclosure documents, speeches, conference calls, etc., the following guidelines will apply:

1.

The material forward-looking information will be broadly disseminated via news release, in accordance with this Corporate Communications Policy.

2.

The information will be clearly identified as forward-looking.

3.

All material assumptions used in the preparation of the forward-looking information will be identified.  In the event of an oral forward-looking statement, it is sufficient to refer to material assumptions set forth in the Company's SEC filings or other written information (provided that it is readily available and identifies important factors that could cause actual results to differ materially).

4.

The information will be accompanied by a safe harbor statement as prescribed in the Private Securities Reform Act of 1995, or other applicable legislation, that either identifies, in very specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected, or directs persons to publicly available documents (such as a prospectus or other offering document) that contain such risks and uncertainties. The statement of risks and uncertainties in our publicly available documents will be reviewed and updated periodically to provide the most recent developments that may cause our forward-looking information to become materially inaccurate.

5.

The information will be accompanied by a statement that disclaims the Company's intention or obligation to update or revise the forward looking information. Notwithstanding this disclaimer, a material forward-looking statement made by the Company must be corrected or updated if management has reason to know that it no longer has a reasonable basis (e.g., if subsequent events render the underlying assumptions invalid), unless confidentiality issues require a delay or the Company has a legitimate business reason not to disclose at that time.

IX.  COMMUNICATION WITH  FINANCIAL ANALYSTS, SECURITIES BROKERS AND INVESTORS

In 2000, the SEC issued Regulation FD to create a level playing field for all investors. It prohibits selective disclosure of non-public material information to financial analysts, securities brokers and investors. Compliance with this regulation is complex and, accordingly, this policy applies to all such communications with financial analysts, brokers and investors. No person representing the Company shall engage in discussions, whether by telephone or in person, with any analysts, brokers or investors on an individual or small group basis, nor shall they initiate contacts or respond to analyst or investor calls, unless an Authorized Representative is present or on the telephone with the person representing the Company. No person representing the Company shall disclose in a one-on-one discussion with a financial analyst, broker or investor any information the person knows is material and non-public, unless the recipient of the information expressly agrees to maintain confidentiality and not use it to personal advantage or for the benefit of others until the information has been made public. If the person representing the Company receives a question that could elicit material non-public information, the Authorized Representative may need to interrupt and advise the person representing the Company not to respond to the question. If an unintentional disclosure of material non-public information should occur, the Company may attempt to obtain a non-disclo-sure/non-use agreement from the recipient or, if it does not choose to or is unable to obtain such agreement, should issue a press release, file a report on Form 8-K with the SEC, or provide the new information by other appropriate means. For the sake of clarity, the Company may provide non-material and previously disclosed material information to the analysts and investors.

When the Company provides financial guidance to the investment community, the following principles will apply:

°

Quarterly financial guidance will be provided via conference calls and news releases pursuant to Section V above, without updates until the next quarter, unless such updates are deemed necessary or advisable as discussed in Section VIII above; and

°

Only non-material and previously publicly disclosed material information will be disclosed through individual and group meetings, unless a non-disclosure agreement is obtained pursuant to the terms of this Corporate Communications Policy. The Company must not alter the materiality of information by breaking down the information into smaller, non-material components.

It is against Company policy to review or comment upon any financial analyst reports, except as approved by the Disclosure Committee. Any such review or comment shall be limited to immaterial matters or to confirm factual accuracy consistent with available public information. Any visits by analysts or other financial professional must be cleared with the Disclosure Committee. Any communications during such visits will be subject to this policy. It is against Company policy to circulate externally any analyst's report, although the Company may choose to list analysts covering the Company on its corporate website.

All proposed disclosures of material non-public information about the Company, or participation in speeches, interviews or conferences where analysts, investors or financial professionals may be in attendance, must be reviewed and pre-approved by the Disclosure Committee. Spokespersons should adhere to the script and not disclose any material non-public information about the Company during any "break-out" or question-and-answer sessions. Company personnel involved in the speech, interview or conference should immediately confer after the presentation or question-and-answer period to ascertain whether or not any material non-public information was inadvertently disclosed. If material non-public information was disclosed, the Company must issue a press release, file an appropriate report with the SEC or provide the information to the public by other appropriate means.

X.

RESPONDING TO MARKET RUMORS

As long as it is clear that the Company is not the source of a market rumor, the Authorized Representatives will respond consistently to rumors by stating, "It is our policy not to comment on market rumors or speculation." Should the SEC or other oversight authority request the Company to make a definitive public statement in response to a market rumor that is causing significant volatility in the Company's stock price, the Disclosure Committee will consider the matter and make a recommendation to the Chief Executive Officer regarding whether to make an exception to this policy.

Rumors about the Company that are posted in Internet chat rooms are covered by this policy. Employees must not respond to rumors about the Company in Internet chat rooms. All rumors should be referred to an Authorized Representative for appropriate action.

XI.

PERMITTED NON-PUBLIC DISCLOSURES

Certain persons not employed by the Company may receive non-public material information. These persons are required by professional responsibility or by contracts such as non-disclosure agreements ("NDAs") to keep our information confidential. Such individuals include our attorneys, our accountants, our investment bankers, and people or entities that are subject to nondisclosure agreements with us. If you are in doubt as to whether someone falls within this category, don't guess please contact the Disclosure Committee for guidance.

XII.

DISCLOSURE RECORD

The Investor Relations team will maintain records of all public information about the Company, including disclosure documents, news releases, analysts' reports and transcripts of conference calls.

XIII.

COMMUNICATION AND ENFORCEMENT

This Corporate Communications Policy extends to all employees or agents of the Company, its board of directors and authorized spokespersons. This policy is different from and does not replace the Company's Insider Trading Policies that prohibit the use of non-public information about the Company to trade its securities for one's own or another's benefit. New directors, officers and employees of the Company will be provided with a copy of this Corporate Communications Policy and will be educated about its importance. This Corporate Communications Policy will be posted on the Company's intranet for access by all employees and distributed to each employee in the Company's orientation package.

Disclosure of material non-public information could have significant negative consequences for the Company. Any employee who violates this Corporate Communications Policy may face disciplinary action up to and including termination of his or her employment with the Company without notice. The violation of this Corporate Communications Policy also may violate certain securities laws. If it appears that an employee may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.